EXHIBIT 5
Troy & Gould Professional Corporation
1801 Century Park East
16th Floor
Los Angeles, California 90067
April 12, 2006
CytRx Corporation
11726 San Vicente Boulevard
Suite 650
Los Angeles, California 90049
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by CytRx Corporation, a Delaware corporation (the “Company”), of a Registration Statement (the “Registration Statement”) on Form S-3 filed with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the offer by the selling securityholders named in the Prospectus for resale of up to 17,121,750 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (“Common Stock”), comprised of 11,050,796 shares (the “Issued Shares”) of Common Stock which are issued and outstanding and 6,070,954 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of certain outstanding warrants (the “Warrants”).
     In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws, the form of the Warrants, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     We are members of the State Bar of California only.We neither express nor imply any opinion as to the laws of any other jurisdiction other than the internal laws of the State of California and the State of Delaware, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.
     This opinion is provided in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

Cytrx Corporation
April 12, 2006

     Based upon the foregoing, and in reliance thereon, we are of the opinion that: (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, Troy & Gould Professional Corporation